Exhibit 5.1

[Letterhead of Hunton & Williams]

July 24, 2003

Board of Directors

Insmed Incorporated

4851 Lake Brook Drive

Richmond, Virginia 23060

Insmed Incorporated

Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Insmed Incorporated, a Virginia corporation (the “Company”) in connection with the Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 24, 2003 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration for resale under the Act of (i) up to 5,146,846 shares of its common stock (the “Shares”), $0.01 par value per share, and (ii) up to 3,269,376 shares of its common stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) to purchase common stock that are currently held by the selling shareholders named in the Company’s Registration Statement (collectively, the “Selling Shareholders”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) actions of the Board of Directors of the Company; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents, instruments or other information as we deemed necessary or appropriate in rendering our opinion. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and Selling Shareholders and upon documents, records and instruments furnished to us by the Company and the Selling Shareholders, without independently checking or verifying the accuracy of such documents, records and instruments.

We do not purport to express any opinion on any laws other than the Commonwealth of Virginia and the United States of America.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

Insmed Incorporated

July 24, 2003

2. The Shares have been duly authorized and legally issued, fully paid and nonassessable.

3. The Warrant Shares issuable upon exercise of the Warrants, when exercised, issued and paid for as contemplated in the Warrants, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholders, the Shares or the Warrant Shares.

Very truly yours,

/s/    HUNTON & WILLIAMS LLP